    As filed with the Securities and Exchange Commission on February 8, 1999
                                                   REGISTRATION NO. 333-
-------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

              -----------------------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

              -----------------------------------------------------

                          ALEXION PHARMACEUTICALS, INC.
             (Exact Name Of Registrant As Specified In Its Charter)

                DELAWARE                           13-3648318
     (State or Other Jurisdiction of            (I.R.S. Employer
      Incorporation or Organization)           Identification No.)


                           25 SCIENCE PARK, SUITE 360
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 776-1790
                    (Address of Principal Executive Offices)

              -----------------------------------------------------

                          ALEXION PHARMACEUTICALS, INC.
                  1992 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
                            (Full Title of the Plan)

                               LEONARD BELL, M.D.
                          ALEXION PHARMACEUTICALS, INC.
                           25 SCIENCE PARK, SUITE 360
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 776-1790
                    (Name, address, including area code, and
                     telephone number of agent for service)

              -----------------------------------------------------

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                            MERRILL M. KRAINES, ESQ.
                           FULBRIGHT & JAWORSKI L.L.P.
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103
                                 (212) 318-3261

                         CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED            PROPOSED
           TITLE OF SECURITIES            AMOUNT TO BE            MAXIMUM             MAXIMUM        AMOUNT OF
            TO BE REGISTERED               REGISTERED          OFFERING PRICE        AGGREGATE      REGISTRATION
           -------------------           --------------             PER              OFFERING           FEE
                                                                  SHARE(1)           PRICE(1)       ------------
                                                               --------------       -----------
Common Stock, par value of $.0001 per
share.................................    200,000 shares           $13.375           $2,675,000         $745.00

(1) The price is estimated pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Act"), solely for the purpose of calculating the registration fee and is the product resulting from multiplying 200,000, the number of shares registered by this Registration Statement as to which options may be granted under the Alexion Pharmaceuticals, Inc. 1992 Stock Option Plan for Outside Directors, by $13.375, the average of the high and low prices of Alexion Pharmaceuticals, Inc. Common Stock as reported on The Nasdaq National Market on February 2, 1999.

-------------------------------------------------------------------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     In accordance with the rules and regulations of the Securities and Exchange Commission, the documents containing the information called for in Part I of Form S-8 will be sent or given to individuals who participate in Alexion Pharmaceuticals, Inc. 1992 Stock Option Plan for Outside Directors and are not being filed with or included in this Form S-8.


                              PROSPECTUS STATEMENT

The material which follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a prospectus, prepared in accordance with the requirements of Part I of Form S-3 pursuant to General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Alexion Pharmaceuticals, Inc. 1992 Stock Option Plan for Outside Directors by certain directors qualifying under such employee benefit plan, as defined in Rule 405 under the Securities Act of 1933, as amended.

                  SUBJECT TO COMPLETION, DATED FEBRUARY 8, 1999

PROSPECTUS
                         200,000 SHARES OF COMMON STOCK

                          ALEXION PHARMACEUTICALS, INC.
                           25 SCIENCE PARK, SUITE 360
                               NEW HAVEN, CT 06511
                                 (203) 776-1790

     This prospectus relates to the offer and sale of up to 200,000 shares of our common stock by certain selling stockholders. These selling stockholders are directors who have acquired or may acquire these shares upon the exercise of stock options. The stock options were or will be granted pursuant to Alexion Pharmaceuticals, Inc. 1992 Stock Option Plan for Outside Directors. On
February 5, 1999, the closing price of the Common Stock was $13 7/8 per share.

     The selling stockholders may offer their shares from time to time, in different types of transactions, including brokerage and negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated or other prices.

     We will receive no proceeds from any of these sales although we will receive the exercise prices of the stock options.


                NASDAQ NATIONAL MARKET(SM) TRADING SYMBOL - ALXN


                               ------------------


     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.


                               ------------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS FEBRUARY 8, 1999.


     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
Where You Can Find More Information...............................................................................2

Cautionary Statement Regarding Forward-Looking Statements.........................................................3

Prospectus Summary................................................................................................4
         Our Business.............................................................................................4
         Additional Information...................................................................................9

Risk Factors.....................................................................................................10
         Operating Losses; Uncertainty of Future Profitability...................................................10
         Early State of Product Development; Risks of Clinical Trials............................................10
         Need for Additional Funds...............................................................................11
         Year 2000 Compliance....................................................................................12
         Rapid Technological Change..............................................................................12
         Patent, License and Proprietary Rights Uncertainties....................................................12
         No Assurance of Food & Drug Administration Approval; Government Regulation..............................13
         No Currently Approved Xenotransplantation-Based Products................................................14
         Substantial Competition.................................................................................14
         Dependence on Qualified Personnel.......................................................................15
         Dependence on Outside Parties and Collaborators.........................................................15
         Limited Manufacturing, Marketing, Sales, Clinical Testing and Regulatory Compliance
                  Capability.....................................................................................16
         Uncertainty of Availability of Healthcare Reimbursement.................................................16
         Product Liability; Potential Liability for Human Clinical Trials........................................16
         Volatility of Share Price...............................................................................17
         Dilutive Effect of Stock Issuances, Grants, Options and Warrants........................................17
         Possible Adverse Impact on Holders of Common Stock; Anti-takeover Provisions; Rights
                  Plan...........................................................................................17
         Ownership by Management and Principal Stockholders......................................................18
Use of Proceeds..................................................................................................18
Selling Stockholders.............................................................................................19
Plan of Distribution.............................................................................................20
Legal Matters....................................................................................................21
Experts..........................................................................................................21

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by us at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be also obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference rooms in New York, New York and Chicago, Illinois, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Our filings with the Commission are also available to the public from commercial document retrieval services and at the Commission's web site at "http://www.sec.gov."

     We are allowed to "incorporate by reference" the information we file with the Commission (File No. 0-27756), which means that we can disclose important information to you by referring you to another document we filed with the Commission. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders sell all of the shares of common stock:

          (a) Our Annual Report on Form 10-K for the fiscal year ended July 31, 1998;

          (b) Our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1998;

          (c) Our Current Reports on Form 8-K, filed on October 9, 1998, December 31, 1998 and January 29, 1999; and

          (d)  Our Registration Statement on Form 8-A, dated February 12, 1996.

     You should read the information relating to us in this Prospectus together with the information in the documents incorporated by reference.

     Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Statements contained in this Prospectus may modify or replace statements contained in the documents incorporated by reference.

     We will furnish without charge to you, upon request, a copy of any or all of the documents described above, except for exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to: Alexion Pharmaceuticals, Inc., 25 Science Park, Suite 360, New Haven, Connecticut 06511, (203) 776-1790, Attention: David W. Keiser, Executive Vice President and Chief Operating Officer. We furnish our stockholders with an annual report containing audited financial statements. In addition, we may furnish such other reports as may be authorized, from time to time, by the Board of Directors.

     This prospectus is part of a registration statement we filed with the Commission. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of the shares of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains certain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed under "Risk Factors." You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on this prospectus. We have no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE TERMS OF OUR SECURITIES, YOU SHOULD CAREFULLY READ THIS DOCUMENT. YOU SHOULD ALSO READ THE DOCUMENTS WE HAVE REFERRED YOU TO IN THE SECTION ENTITLED "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 1 FOR INFORMATION ON OUR COMPANY AND OUR FINANCIAL STATEMENTS.

                                  OUR BUSINESS

     We are a biopharmaceutical company engaged in the research and development of proprietary immunoregulatory compounds for the treatment of autoimmune and cardiovascular diseases. We are developing C5 complement inhibitors and apogens, two classes of potential therapeutic compounds designed to selectively target specific disease-causing segments of the immune system. We believe that our C5 inhibitors and apogens, which are based upon distinct immunoregulatory technologies, may have the advantage of achieving a higher level of efficacy with the potential for reduced side effects when compared to existing therapeutic approaches. For the longer term, as an outgrowth of our core technologies, we are developing non- human cell tissue and our Unigraft organ products which are designed for transplantation into humans, or xenotransplantation, without clinical rejection.

     KEY DISEASE TARGETS FOR OUR C5 INHIBITOR PROGRAM

     - Acute coronary syndromes, including cardiopulmonary bypass, acute myocardial infarction, coronary angioplasty and unstable angina
     - Autoimmune disorders, including systemic lupus and rheumatoid arthritis

     KEY DISEASE TARGETS FOR OUR APOGEN PROGRAM

     - Autoimmune disorders, including multiple sclerosis and diabetes mellitus

     KEY  DISEASE TARGETS FOR OUR UNIGRAFT PROGRAM

     -    Spinal cord injury
     -    Parkinson's disease
     -    Organ failure

     Currently, we are conducting human clinical trials in cardiopulmonary bypass, rheumatoid arthritis and systemic lupus patients. We need to undertake and complete further tests in order to confirm our beliefs. There can be no assurance as to the results of any of these tests.

OUR DRUG DEVELOPMENT STRATEGY

     Our strategy is to develop novel immunoregulatory therapeutics for disease states, disorders and clinical indications for which we believe treatment options are either non-existent or inadequate.

     Currently available therapies for certain autoimmune, cardiovascular and neurologic diseases, in which the immune system attacks the patient's own tissue, broadly suppress the entire immune system, thus causing potentially severe side effects. In contrast, our proprietary compounds are designed to be more effective with reduced side effects when compared to currently available therapies by generally targeting only the specific disease-causing segments of the immune system, leaving the remaining segments of the immune system intact to perform their normal protective functions.

INTRODUCTION TO THE HUMAN IMMUNE SYSTEM

     The role of the human immune system is to defend the body from attack or invasion by infectious agents or pathogens. This is accomplished through a complex system of proteins and cells, primarily complement proteins, antibodies and various types of white blood cells, each with a specialized function. Under normal circumstances, complement proteins, together with antibodies and white blood cells, act beneficially to protect the body by removing pathogenic microorganisms, cells containing antigens (foreign proteins) and disease-causing immune complexes (combinations of antigens and antibodies). However, any number of stimuli (including antibodies, pathogenic microorganisms, injured tissue, normal tissue, proteases (inflamma tory enzymes) and artificial surfaces) can locally activate complement proteins in a cascade of enzymatic and biochemical reactions (the "complement cascade") to form inflammatory byproducts. In the case of cardio vascular disorders such as myocardial infarction (death of heart tissue), this may lead to additional significant damage to the heart tissue, and, in the case of rheumatoid arthritis, this may lead to severe joint inflammation. T-cells, a type of white blood cell, play a critical role in the normal immune response by recognizing cells containing antigens, initiating the immune response, attacking the antigen-containing tissue and directing the production of antibodies targeting the antigens, resulting in the elimination of the antigen-bearing foreign organism. When a T-cell mistakenly attacks host tissue, the T-cell may cause an inflammatory response resulting in tissue destruction and severe autoimmune disease. In the case of multiple sclerosis, this may cause severe and crippling destruction of nerve fibers in the brain.

C5 COMPLEMENT INHIBITOR IMMUNOTHERAPEUTICS

     We are developing specific and potent biopharmaceutical C5 inhibitors which are designed to intervene in the complement cascade at what we believe to be the optimal point so that the disease-causing actions of complement proteins generally are inhibited while the normal disease-preventing functions of complement proteins generally remain intact. In laboratory and animal models of human disease, we have shown that our C5 inhibitors are effective in substantially preventing inflammation during cardiopulmonary bypass, reducing tissue damage during myocardial infarction, reducing the incidence and severity of inflammation and joint damage in rheumatoid arthritis, enhancing survival in lupus, and preserving kidney function in nephritis or kidney inflammation.

     We are currently developing two C5 inhibitors:

     - 5G1.1-SC: a short-acting, compatible for human use, single chain antibody for treating acute coronary syndromes, including cardiopulmonary bypass procedures and myocardial infarction; and

     - 5G1.1: a long-acting, compatible for human use, monoclonal antibody for treating chronic disorders such as lupus and rheumatoid arthritis.

SUMMARY OF C5 INHIBITOR PRODUCT DEVELOPMENT

COLLABORATION AGREEMENT WITH PROCTER & GAMBLE PHARMACEUTICALS

     In January 1999, we entered into a collaboration agreement with Procter & Gamble Pharmaceuticals, a part of Procter & Gamble Company, to develop and commercialize 5G1.1-SC. Under the terms of the agreement, together with Procter & Gamble, we will assess 5G1.1-SC for use in coronary artery bypass graft surgery, angioplasty and other acute cardiovascular problems, such as myocardial infarction and unstable angina, as well as other applications. The collaboration includes the potential for us to receive up to $95 million in payments, which will include an upfront license fee, milestone payments and research and development support payments. While we and Procter & Gamble will jointly design and implement clinical development, by terms of the agreement, Procter & Gamble is to pay for all of the costs of clinical development and manufacturing. We will also receive royalties if and when products are sold. We have also retained U.S. co-promotion rights and worldwide manufacturing rights for the drug. Procter & Gamble received U.S. co-promotion rights, as well as marketing rights outside of the United States. Procter & Gamble does not have rights to any other product we are developing.

CARDIOPULMONARY BYPASS

     In March 1996, we filed an investigational new drug application with the U.S. Food and Drug Administration for 5G1.1-SC, our lead anti-inflammatory complement inhibitor drug candidate. After receiving FDA authorization, we began a Phase I clinical trial in healthy male volunteers in June 1996. Results of the Phase I trial indicated that a single dose administration of 5G1.1-SC was safe and well-tolerated in the study population. In September 1996, we received FDA authorization for our second clinical trial. In October 1996, we commenced a Phase I/II study of 5G1.1-SC in patients undergoing cardiopulmonary bypass.

     In July 1997, we released preliminary results from this Phase I/II clinical study of 17 patients undergoing cardiopulmonary bypass. Treatment with 5G1.1-SC reduced the more than ten-fold increase in the level of activated complement byproducts experienced by patients on placebo during cardiopulmonary bypass in a dose-dependent manner. With FDA approval, we initiated a Phase IIa cardiopulmonary bypass clinical study including an additional 18 patients. In October 1997, additional preliminary results indicated that 5G1.1-SC significantly reduced leukocyte activation (inflammation) as compared to placebo. In April 1998, we announced clinical results from the Phase I/II and Phase IIa cardiopulmonary bypass studies which indicated that 5G1.1-SC significantly reduced cardiac damage, new cognitive (brain) deficits and blood loss in patients undergoing coronary artery bypass graft surgery with cardiopulmonary bypass.

     In December 1998, we commenced dosing patients undergoing coronary artery bypass graft surgery with or without accompanying valve surgery during cardiopulmonary bypass in a Phase IIb clinical trial with 5G1.1-SC. This study is designed to gather clinical data to augment and extend previous findings regarding the safety profile and pharmacokinetics of 5G1.1-SC and its efficacy in reducing the life-threatening inflammatory complications that can be triggered by cardiopulmonary bypass procedures.

ACUTE MYOCARDIAL INFARCTION

     In November 1998, we commenced dosing subjects in a Phase I clinical trial that was designed to evaluate dosing regimens for subsequent cardiopulmonary bypass and myocardial infarction clinical trials. Later that month, we announced the successful completion of the first stage of this trial and selection of a dosing regimen for the subsequent cardiopulmonary bypass trial. The results of this trial indicated that 5G1.1- SC was well tolerated at doses more than three times as high as had been previously administered.

     As a result of positive results in preclinical studies, we plan to file in 1999 an investigational new drug application using 5G1.1-SC for the treatment of acute myocardial infarction or heart attack.

RHEUMATOID ARTHRITIS

     In December 1997, we filed an investigational new drug application with the FDA for 5G1.1 in the treatment of rheumatoid arthritis in patients. After receiving FDA authorization, we began a Phase I/II multi- center clinical trial in rheumatoid arthritis patients in July 1998. We completed patient dosing in December 1998.

LUPUS NEPHRITIS

     In late December 1997, we filed an investigational new drug application with the FDA for 5G1.1 in a clinical indication for the treatment of patients suffering from Systemic Lupus Erythematosus. After receiving FDA authorization, we began a Phase I/II clinical trial in lupus patients in July 1998. We completed patient dosing in January 1999.

APOGEN IMMUNOTHERAPEUTICS

     Our apogen compounds are based upon discoveries at the National Institutes of Health, which are exclusively licensed to Alexion, and upon further discoveries by Alexion. The highly specific recombinant apogens under development are designed to selectively eliminate disease-causing T-cells in patients with certain autoimmune diseases, including multiple sclerosis and diabetes mellitus. We have demonstrated that our lead proprietary apogen, MP4, is effective at preventing neurologic disease in animal models of multiple sclerosis.

SUMMARY OF APOGEN PRODUCT DEVELOPMENT

MULTIPLE SCLEROSIS

     In February 1998, we filed an investigational new drug application with the FDA for MP4 for the treatment of patients suffering from multiple sclerosis. After completion of additional preclinical studies and amendment of the clinical protocol in line with the preferred route of administration, we expect to initiate a Phase I/II clinical trial in multiple sclerosis patients.

DIABETES MELLITUS

     We are currently developing apogen DM which is designed to prevent and treat insulin-dependent diabetes mellitus by eliminating antigen-specific T-cells which are responsible for the pancreatic B-cell destruction. We have established animal models of diabetes and have commenced initial preclinical studies with apogen DM prototypes. In June 1998, at the American Diabetes Association's 58th Annual Scientific

Sessions, we presented preclinical data indicating that a new drug candidate, IG2, was highly effective in suppressing the development of insulin-dependent diabetes mellitus in two different animal models.

THE UNIGRAFT PROGRAM

ORGAN AND TISSUE TRANSPLANTATION

     Building upon our core technologies, we are developing non-human cell tissue and organ UniGraft products which are designed for transplantation into humans (xenotransplantation) without clinical rejection.

     Rejection of non-human tissue by patients is generally believed to occur in two stages:

     - Hyperacute phase, which is very rapid, extending from minutes to hours; and
     - Acute phase, which is somewhat less rapid, extending from days to months.

     We are designing UniGraft products to resist both complement/antibody-mediated hyperacute rejection and T-cell-mediated acute rejection. We have commenced studies employing the UniGraft technologies during preclinical transplantation of genetically engineered and proprietary porcine cells and organs. Currently, pigs are a preferred source of organ supply because the anatomy, size, and physiology of their hearts and other organs are similar to human organs. We have genetically engineered porcine cells that are resistant to lysis (break-up) and activation by human complement proteins. We have also discovered and designed porcine- specific antibodies which have been demonstrated to selectively and significantly block the human T-cell response to porcine tissue in IN VITRO studies. We are currently using our immunoregulatory and molecular engineering technologies in order to develop UniGraft cells to treat Parkinson's disease and injuries to the spinal cord, hearts, lungs, livers, pancreases and kidneys.

     We have been focusing some of our efforts in this program at developing an effective treatment for patients with spinal cord injury. Collaborating scientists presented data at the 28th Meeting of the Society for Neuroscience in November 1998 describing our novel approaches to the transplantation of pig cells which may have implications for the treatment of spinal cord injury patients. The report of the preclinical study included data showing that our transgenic pig cells form a sheath around damaged neurons in animals whose spinal cords were surgically severed. The data also showed that the animal spinal cords that had received the pig cell transplants showed restoration of normal nerve signal conduction.

     We have also been attempting to develop effective treatments for patients with Parkinson's Disease. Collaborating scientists presented data at the 28th Meeting of the Society for Neuroscience in November 1998 describing our novel approaches to the transplantation of our transgenic pig brain cells which have implications for the treatment of patients with Parkinson's, Alzheimer's or Huntington's Diseases. The report of the preclinical study included data showing restoration of brain function obtained following the first xenotransplantation of transgenic pig nerve cells (neurons) in an animal model of Parkinson's Disease.

     We began developing our Unigraft products in collaboration with United States Surgical Corporation. During 1998, Tyco International, Inc. acquired United States Surgical. In December 1998, we signed a letter of intent with Tyco to reacquire the rights to all aspects of our xenotransplantation program that had been obtained by Tyco when Tyco acquired United States Surgical. We are currently in the process of completing definitive agreements in this regard.

                             ADDITIONAL INFORMATION

     We were founded in New Haven, Connecticut in January 1992 with scientific founders largely drawn from the faculty of Yale University. We incorporated in Delaware in 1992. Our principal executive offices are at 25 Science Park, New Haven, Connecticut 06511, and our telephone number is (203) 776-1790.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS.

     OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY. We have generated no revenues from product sales. We depend on our research and development contracts, external financing, other contracts and grants to the extent that they can be obtained and interest income to pursue our intended business activities. We have incurred losses since inception. We have an accumulated deficit of approximately $44.2 million through October 31, 1998. Losses have resulted principally from research costs in identifying and developing new products and from general and administrative costs. We expect to incur substantial additional operating losses over the next several years and expect losses to increase as our research and development efforts expand and clinical trials continue and potentially expand. Our ability to achieve profitability depends on many factors, including:

     - obtaining and maintaining patent protection and regulatory approval for our products;
     - obtaining licenses from third parties to use technology which we may need ;
     - entering into agreements for product development and commercialization with corporate partners; and
     -    developing the capacity to manufacture and sell products.

We may not:

     - successfully develop, commercialize, manufacture or market any of our potential products,
     - obtain required regulatory approvals, patents or third party licenses to technology or
     -    ever achieve profitability.

         EARLY STATE OF PRODUCT DEVELOPMENT; RISKS OF CLINICAL TRIALS. Our research and development programs are still at an early stage with only certain of our potential products undergoing clinical trials. Our drug discovery efforts may not result in the development of commercially successful therapeutic drugs. Any potential products we identify will require:

     -    significant additional development;
     -    preclinical and clinical testing;
     -    regulatory approval; and
     -    additional investment prior to their commercialization.

Each stage of product development may never be achieved. Potential products may:

     - be ineffective or cause harmful side effects or unexpected results during preclinical testing or clinical trials;
     -    fail to receive necessary regulatory approvals;
     -    be difficult to manufacture on a large scale;
     -    fail to achieve market acceptance; and/or
     - be uneconomical or be precluded from commercialization by proprietary rights of third parties.

The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale clinical trials and do not necessarily predict or prove safety or efficacy in humans.

     Further, clinical trials of our product candidates may not demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or may not result in marketable products. Clinical trials are often conducted with patients that are critically ill. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the pharmaceutical agent being tested but which can nevertheless affect clinical trial results. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Any setback could have a material adverse effect on our business, financial condition and results of operations. The completion of clinical trials of our product candidates may be delayed by many factors. We cannot assure you that delays or terminations will not occur. One factor is the rate of enrollment of patients, which generally varies throughout the course of a clinical trial and which depends on:

     - the size of the patient population and the number of clinical trial sites;
     -    the proximity of patients to clinical trial sites;
     -    the performance of the clinical trial sites; and
     - the eligibility criteria for the clinical trial and the existence of competing clinical trials.

We cannot control the rate at which patients present themselves for enrollment. We cannot assure you that the rate of patient enrollment will be consistent with our expectations or be sufficient to enable clinical trials of our product candidates to be completed in a timely manner. Further, we cannot be certain that clinical trial materials will be produced in a timely manner, if at all.

     NEED FOR ADDITIONAL FUNDS. We will require substantial additional funds for:

     -    for conducting clinical trials;
     -    our research and product development programs;
     -    for operating expenses;
     -    for pursuing regulatory approval; and
     -    for developing required production, sales and marketing capabilities.

Except for a term loan facility for $1.2 million from a commercial bank for the financing of certain capital expenditures and a collaboration agreement with Procter and Gamble, we do not currently have any commitments or arrangements to obtain any additional funds. Funds for these purposes, whether through additional sales of securities or collaborative or other arrangements with corporate partners or from other sources, may not be available to us when needed or on terms favorable to us. The unavailability of additional financing could require us to delay, scale back or eliminate some or all of our research and product development programs or to license third parties to commercialize products or technologies that we would otherwise undertake itself. Any of these actions would have a material adverse effect on us. We believe that our existing available resources, together with interest income, should be sufficient to fund our operating expenses and capital requirements as currently planned through the next seventeen months. However, our cash requirements may vary materially from those now planned because of:

     -    results of research and development;
     -    results of product testing;
     -    developments in large-scale production;

     -    relationships with strategic partners;
     - changes in the focus and direction of our research and development programs;
     -    competitive and technological factors;
     -    developments in the regulatory process; and/or
     -    other factors which are difficult to predict.

     If we are the recipient of awards from government agencies to fund research and development, the actual timing and receipt of funding for those awards may depend on periodically approved government budgets and appropriations, which are outside our control. Any change in governmental needs and priorities or any delay in legislative or other governmental action with respect to budgets and appropriations could materially and adversely effect us.

     YEAR 2000 COMPLIANCE. The "Year 2000" issue affects computer and information technology systems, as well as non-information technology systems which include embedded technology such as micro-processors and micro-controllers (or micro-chips) with date-sensitive programs that may not properly recognize the year 2000. Systems that do not properly recognize this information could generate inaccurate data or cause a system to fail, resulting in business interruption. Currently, we are developing a plan and taking steps to provide measured assurances that our computer and information technology systems and non-information technology systems (including embedded systems such as heating, ventilation and air conditioning systems and other analytical instruments and equipment) are or will be Year 2000 compliant. We are also taking steps to confirm that those third parties with material relationships with us are or will be Year 2000 compliant. However, we cannot assure you that all material systems will be Year 2000 compliant in a timely manner, if at all.

     RAPID TECHNOLOGICAL CHANGE. We are engaged in pharmaceutical fields characterized by extensive research efforts, rapidly evolving technology and intense competition from numerous organizations, including pharmaceutical companies, biotechnology firms, academic institutions and others. New developments are expected to continue at a rapid pace in both industry and academia. Research and discoveries by others may render any of our programs or potential products obsolete or uneconomical. In order to compete successfully, we will need to complete development and obtain regulatory approval of products that keep pace with technological developments on a timely basis. Any failure by us to anticipate or respond adequately to techno logical developments could have a material adverse effect on our business, financial condition and results of operations.

     PATENT, LICENSE AND PROPRIETARY RIGHTS UNCERTAINTIES. Our success will depend in part on our ability to:

     - obtain and maintain United States and foreign patent protection for our products;
     -    preserve our trade secrets and proprietary rights; and
     - operate without infringing on the proprietary rights of third parties or having third parties circumvent our rights.

Because of the length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, the healthcare industry has traditionally placed considerable importance on obtaining patent and trade secret protection for significant new technologies, products and processes. We cannot assure you that any patents will issue from any of the patent applications owned by or licensed to us. Further, we cannot assure you that, even if patents were to issue, they will provide us with significant protection against competitive products or otherwise be commercially valuable. In addition, patent law relating to certain of our fields of interest, particularly as to the scope of claims in issued patents, is still developing and it is unclear how this uncertainty will affect our patent rights. Litigation, which could be costly and time consuming, may be necessary to enforce patents issued to us and/or to determine the scope and validity of others' proprietary rights, in either case in judicial or administrative proceedings. Our competitive position also depends on unpatented trade secrets which generally are difficult to protect. We cannot assure you that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, that our trade secrets will not be disclosed or that we can effectively protect our rights to unpatented trade secrets. As the biotechnology industry expands and more patents are issued, the risk increases that our potential products may give rise to lawsuits that they infringe the patents of others. Any such lawsuits would be costly and time consuming to us.

     We are aware of broad patents owned by third parties relating to the manufacture, use and sale of recombinant humanized antibodies, recombinant humanized single chain antibodies and genetically engineered animals. We have received notice from certain of these parties regarding the existence of certain of these patents which the owners claim may be relevant to the development and commercialization of certain of our proposed products. With respect to certain of these patents, which we believe are relevant for the expeditious development and commercialization of certain of our products as currently contemplated, we have acquired licenses. With regard to certain other patents, we have either determined in our judgment that our products do not infringe the patents or have identified and are testing various approaches which we believe should not infringe the patents and which should permit commercialization of our products. However, the owner of these patents might still seek to enforce the patent against our so-modified commercial products or against the development activities related to the non-modified products. If it becomes necessary, we may not be able to obtain a license on commercially reasonable terms. If we do not obtain necessary licenses, we could encounter delays in product market introductions while we attempt to design around such patent or could find that the development, manufacture or sale of products requiring such a license could be foreclosed. Further, we cannot assure you that owners of patents that we do not believe are relevant to our product development and commercialization will not seek to enforce their patents against us. Such action could result in litigation which would be costly and time consuming. We cannot assure you that we would be successful in such litigations. We are currently unaware of any threatened action.

     Certain licenses by which we obtained rights in and to certain technologies require us to diligently commercialize or attempt to commercialize those technologies. We may not meet such requirements, and failing to do so for a particular technology could result in losing our rights to that technology.

     Currently, we have not sought to register our potential trademarks, and we cannot assure you that we will be able to obtain registration for those trademarks.

     NO ASSURANCE OF FOOD & DRUG ADMINISTRATION APPROVAL; GOVERNMENT REGULATION. The preclinical and clinical testing, manufacturing and marketing of our products are subject to extensive regulation by numerous government authorities in the United States and other countries, including the FDA. Among other requirements, FDA approval of our products, including a review of the manufacturing processes and facilities used to produce such products, will be required before our products may be marketed in the United States. Similarly, marketing approval by a foreign governmental authority is typically required before products may be marketed in a particular foreign country. In order to obtain FDA approval of a product, we must, among other things, demonstrate to the satisfaction of the FDA that the product is safe and effective for its intended uses and that we are capable of manufacturing the product with procedures that conform to the FDA's then current good manufacturing practice regulations. The process of seeking FDA approvals can be costly, time consuming and subject to unanticipated and significant delays. Approvals may not be granted on a timely basis, or at all. Any delay in obtaining or any failure to obtain approvals would adversely affect our ability to introduce and market products and to generate product revenue.

     Our research and development processes involve the controlled use of hazardous materials. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposing of such materials and certain waste products. In the event of such an accident, we could be held liable for any damages that result and any resulting liability could exceed our resources. We may be required to incur significant costs to comply with the environmental laws and regulations in the future. Our business, financial condition and results of operations may be materially adversely affected by current or future environmental laws or regulations.

     NO CURRENTLY APPROVED XENOTRANSPLANTATION-BASED PRODUCTS. Building upon our core technologies, we are developing non-human organ and cell products designed for transplantation into humans. Our approach involves xenotransplantation - the transplantation or use of live organs, tissue and cells from one species into another. Xenotransplantation technology is an emerging technology with, as yet, limited clinical applications. We cannot assure you that our organ, tissue and cell transplantation technology will result in the development of any therapeutic products. Although several companies are focusing on xenotransplantation-based products, this area represents a novel therapeutic approach that has not yet been subject to extensive clinical testing.

     Xenotransplantation also poses a risk that viruses or other animal pathogens may be unintentionally transmitted not only to a human patient recipient, but other human beings. Recent scientific publications by others demonstrate, under laboratory conditions, that porcine endogenous retro viruses have the potential to infect human cells. While these viruses has not been shown to cause any disease in pigs or humans, it is not known what effect, if any, such viruses may have on humans. Our porcine organ, tissue and cell product development programs would be negatively impacted by the detection of these viruses in porcine cells in our preclinical or clinical development program or at other companies focusing in this area.

     No xenotransplantation-based therapeutic product has been approved for sale by the FDA. The FDA has not yet established definitive regulatory guidelines for xenotransplantation but has proposed interim guidelines in an attempt to reduce the risk of contamination of transplanted organ and cellular products with infectious agents. Definitive guidelines may not be issued. We may not be able to comply with any final definitive guidelines that may be issued. Furthermore, our products may not be approved by the FDA or regulatory authorities in other countries in a timely manner, if at all. Xenotransplantation-based products, including products developed by us, may not be accepted by the medical community or third-party payors. If accepted, the degree of acceptance may limit the size of the market for our products.

     SUBSTANTIAL COMPETITION. The pharmaceutical and biotechnology industries are intensely competitive. Many companies, including major pharmaceutical and chemical companies as well as specialized biotechnology companies, are engaged in activities similar to our activities. Certain of these companies may have:

     -    substantially greater financial and other resources;
     -    larger research and development staffs; and/or
     -    more extensive marketing and manufacturing organizations.

Many of these companies have significant experience in preclinical testing, human clinical trials, product manufacturing, marketing and distribution and other regulatory approval procedures. In addition, colleges, universities, governmental agencies and other public and private research organizations conduct research and may market commercial products on their own or through joint ventures. These institutions are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed. These institutions also compete with us in recruiting and retaining highly qualified scientific personnel.

     In particular, each of Avant Immunotherapeutics, Inc., Chiron Corporation, Abbott Laboratories, Gliatech Inc. and Biocryst Pharmaceuticals has publicly announced intentions to develop complement inhibitors to treat diseases related to trauma, inflammation or neurodegenerative indications. We are aware that SmithKline Beecham PLC, Merck & Co., Inc. and CytoMed Inc. are attempting to develop similar therapies. In addition, each of Bayer A.G., Immunex Corporation, Pharmacia & Upjohn and Rhone-Poulenc Rorer, Inc. sells a product which is used to reduce surgical bleeding during CPB. We are also aware of announced and ongoing clinical trials of certain companies, including Autoimmune, Inc., Immune Response Corporation, Neurocrine Biosciences, Inc. and Anergen, Inc., employing T-cell specific tolerance technologies and addressing patients with multiple sclerosis or diabetes mellitus. Baxter Healthcare Corporation and Novartis, Inc., in collaboration with Biotransplant Inc., have publicly announced intentions to commercially develop xenograft organs. We are aware that Diacrin Inc. and Genzyme Tissue Repair, Inc. are also working in this field. These companies may succeed in developing products which are more effective or less costly than our products. These companies may also be more successful in producing and marketing their products. Competition may increase further as a result of potential advances in the commercial applicability of biotechnology and greater availability of capital for investment in these fields.

     DEPENDENCE ON QUALIFIED PERSONNEL. We are highly dependent upon the efforts of our senior management and scientific personnel and, in particular, Dr. Leonard Bell, our President and Chief Executive Officer. The loss of the services of one or more of these individuals could materially and adversely affect our ability to achieve our development objectives. Dr. Bell has an employment agreement which expires on April 1, 2000. We have a $2,000,000 key man life insurance policy on the life of Dr. Bell, naming us as the beneficiary. Because of the specialized scientific nature of our business, we are also highly dependent upon our ability to continue to attract and retain qualified scientific and technical personnel. There is intense competition for qualified scientific and technical personnel. We may not be able to continue to attract and retain the qualified personnel necessary for developing our business. Loss of the services of, or failure to recruit, key scientific and technical personnel would be significantly detrimental to our product development programs.

     All of our scientific consultants are employed on a full-time basis by academic or research institutions or may have their own professional practices or firms on a full-time basis. Accordingly, these consultants will be able to devote only a limited portion of their time to us. In addition, in certain circumstances, inventions or processes discovered by them may not become our property but may be the property of their full-time employers or of other companies and institutions for which they now consult. We may not be able to negotiate license rights to the results of collaborations on commercially reasonable terms, if at all.

     DEPENDENCE ON OUTSIDE PARTIES AND COLLABORATORS. For the research, development, manufacture and commercialization of certain of our products, we contemplate entering into various arrangements with corporate partners, licensors, licensees, outside researchers, consultants and others. Therefore, our success may depend in part upon the efforts of outside parties. We cannot assure you that we will be able to negotiate acceptable collaborative arrangements to develop or commercialize our products, that arrangements or other collaborations entered into, if any, will be successful, or that current or potential collaborators will not pursue treatments for other diseases or seek alternative means of developing treatments for the diseases targeted by programs with us.

     For example, in January 1999, we entered into a collaboration agreement with Proctor & Gamble Pharmaceuticals to develop and commercialize 5G1.1-SC. However, we cannot assure you that we, together with Proctor & Gamble, will successfully develop or commercialize 5G1.1-SC. Moreover, we cannot assure you that we will receive all of the benefits available to us under the collaboration agreement. Further, we cannot control the amount and timing of funds or other resources that Proctor & Gamble will devote to this collaboration.

     If any of our collaborators breaches or terminates its agreement with us or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of the product candidate or the research program which is the subject of the agreement may be delayed. We may be required to undertake unforeseen additional responsibilities or devote additional resources to development or commer cialization or terminate the development or commercialization. This could have a material adverse effect on our prospects, financial condition, intellectual property position and results of operations.

     Although we began developing our Unigraft products in collaboration with United States Surgical Corporation, we are currently in the process of reacquiring their rights to all aspects of the xenotransplantation program from Tyco International Ltd., which acquired United States Surgical Corporation. We believe that, despite the termination of our collaboration with United States Surgical Corporation, we will be able to continue to develop xenotransplantation products, although we cannot be certain.

     LIMITED MANUFACTURING, MARKETING, SALES, CLINICAL TESTING AND REGULATORY COMPLIANCE CAPABILITY. We have not invested in the development of commercial manufacturing, marketing, distribution or sales capabilities. Moreover, we have insufficient capacity to manufacture more than one product candidate at a time or to manufacture its product candidates for later stage clinical development or commercialization. If we are unable to develop or contract for additional manufacturing capabilities on acceptable terms, our ability to conduct human clinical testing will be materially adversely affected, resulting in delays in the submission of products for regulatory approval and in the initiation of new development programs. This could have a material adverse effect on our competitive position and our prospects for achieving profitability. In addition, as our product development efforts progress, we may need to hire additional personnel skilled in clinical testing, regulatory compliance and, if we develop products with commercial potential, marketing and sales. We cannot assure you that we will be able to acquire, or establish third-party relationships to provide, any or all of these resources.

     UNCERTAINTY OF AVAILABILITY OF HEALTHCARE REIMBURSEMENT. Our ability to commercialize our products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are attempting to control costs by limiting coverage of products and treatments and the level of reimbursement for medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. If we succeed in bringing one or more products to market, these products may not be considered cost-effective, reimbursement may not be available, or, if available, the payor's reimbursement policies may materially adversely affect our ability to sell our products on a profitable basis.

     PRODUCT LIABILITY; POTENTIAL LIABILITY FOR HUMAN CLINICAL TRIALS. Our business exposes us to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of human therapeutic products. We cannot assure you that we will be able to avoid significant product liability exposure. With respect to our UniGraft program, little is known about the potential long-term health risks of transplanting non- human tissue into humans. In addition to product liability risks associated with sales of products, we may be liable to the claims of individuals who participate in human clinical trials of our products. While we have obtained and will seek waivers of liability from all persons who participated or may in the future participate in human clinical trials conducted by or on our behalf, we cannot assure you that waivers will be effective to protect us from liability or the costs of product liability litigation. We currently have product liability insurance to cover certain liabilities relating to the conduct of human clinical trials. We may not be able to maintain our insurance on acceptable terms, and our insurance may not provide adequate protection against potential liabilities. Inadequate insurance may affect our ability to develop and commercialize our products. Furthermore, a product liability lawsuit or recall could have a material adverse effect on our business, financial condition and results of operations.

     VOLATILITY OF SHARE PRICE. The market prices for securities of biopharmaceutical companies have been volatile. Factors such as announcements of technological innovations or new commercial products by us or our competitors, government regulation, patent or proprietary rights developments, public concern as to the safety or other implications of biopharmaceutical products, results of preclinical or clinical trials, positive or negative developments related to our collaborators and market conditions in general may have a significant impact on the market price of our common stock.

     DILUTIVE EFFECT OF STOCK ISSUANCES, GRANTS, OPTIONS AND WARRANTS. As of December 31, 1998, we have granted options to purchase an aggregate of approximately 1,965,000 shares of our common stock under certain stock option plans. Warrants to purchase an aggregate of 220,000 shares of our common stock are also outstanding under previous financing arrangements and other transactions. Many of these options have exercise prices below the current market price of our common stock. In addition, we may issue additional stock, warrants and/or options to raise capital in the future. We regularly examine opportunities to expand our technology base through means such as licenses, joint ventures and acquisition of assets or ongoing businesses and may issue securities in connection with these transactions. We may also issue additional securities in connection with our stock option plans. During the terms of these options and warrants, the holders are given the opportunity to profit from a rise in the market price of our common stock. The exercise of these options and warrants may have an adverse effect on the market value of our common stock. The existence of these options and warrants may adversely affect the terms on which we can obtain additional equity financing. If the exercise prices of these options and warrants are less than the net tangible book value of our common stock at the time these options and warrants are exercised, our stockholders will experience an immediate dilution in the net tangible book value of their investment.

     POSSIBLE ADVERSE IMPACT ON HOLDERS OF COMMON STOCK; ANTI-TAKEOVER PROVISIONS; RIGHTS PLAN. The Board of Directors may issue one or more series of preferred stock, without any action on the part of our stockholders on terms which may adversely affect the rights of holders of common stock. Issuance of preferred stock may dilute the voting power of holders of common stock (such as by issuing preferred stock with super voting rights) and may render more difficult the removal of current management, even if removal may be in the stockholders' best interests. Further, the issuance of preferred stock may be used as an "anti-takeover" device without further action on the part of the stockholders. On February 14, 1997, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of our common stock. These rights are not exercisable until the date of the earlier to occur of (i) ten business days following the time of a public announcement or notice to us that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding shares of our common stock or (ii) ten business days, or a later date as may be determined by the Board of Directors, after the date of the commence ment or announcement by a person of an intention to make a tender offer or exchange offer for an amount of common stock which, together with the shares of common stock already owned by that person, constitutes 20% or more of the outstanding shares of common stock. The rights and the rights agreement, as well as certain provisions of Delaware law, are designed to prevent any unsolicited acquisitions of our common stock. These provisions and any issuance of preferred stock could prevent the holders of common stock from realizing a premium on their shares.

     OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS. On February 1, 1999, our directors and officers and certain principal stockholders and their affiliates beneficially owned (as defined by the Commission) in the aggregate approximately 1,994,918 shares of common stock, representing 16.8% of the outstanding shares of common stock. Accordingly, they have the ability to influence significantly our affairs and matters requiring a stockholder vote, including the election of the directors, the amendment of charter documents, the merger or dissolution of us and the sale of all or substantially all of our assets. The voting power of these holders may also discourage or prevent any proposed takeover of us pursuant to a tender offer.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares of common stock by the selling stockholders, although we will receive the exercise prices of the stock options.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to certain selling stockholders as of February 1, 1999. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution."


                                             Number of                                Number of Shares       Percent of Shares
                                              Shares               Number of             Beneficially           Beneficially
Name of Selling Stockholder(1)              Beneficially          Shares Being           Owned After            Owned After
------------------------------            Owned Prior to            OFFERED(2)             OFFERING              OFFERING
                                             OFFERING             -----------         ----------------       -----------------
                                          --------------
John H. Fried, Ph.D. (3)                       90,636                11,500                 79,136                  *

Timothy F. Howe (4)                           288,154                 4,000                284,154                 2.5%

Max Link, Ph.D. (5)                            25,123                11,500                 13,623                  *

Joseph A. Madri, Ph.D., M.D. (6)               57,100                 4,000                 53,100                  *

Leonard Marks, Jr., Ph.D.  (7)                 15,600                11,500                  4,100                  *

Eileen M. More (8)                            521,650                 4,000                517,650                 4.6%

-------------------------

(1) Unless otherwise indicated, the address of all persons is 25 Science Park, Suite 360, New Haven, Connecticut 06511.

(2) To our knowledge, except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes in this table.

(3) Shares Beneficially Owned Prior to Offering include 14,966 shares of common stock that may be acquired on the exercise of options that are exercisable within 60 days of February 1, 1999, and exclude 3,334 shares of obtainable through the exercise of options which are not exercisable within 60 days of February 1, 1999.

(4) Shares Beneficially Owned Prior to Offering include shares of common stock beneficially owned by Collinson Howe Venture Partners, Inc., and include 5,766 shares which may be acquired upon the exercise of options within 60 days of February 1, 1999, and exclude 5,034 shares obtainable through the exercise of options which are not exercisable within 60 days of February 1, 1999. Mr. Howe disclaims beneficial ownership of shares held or beneficially owned by Collinson Howe Venture Partners, Inc.

     Collinson Howe Venture Partners, Inc. is a venture capital investment management firm, which is the managing member of Biotechnology Investment Group, L.L.C. As such, this investment firm shares beneficial ownership of 279,400 shares of common stock owned by Biotechnology Investment Group, L.L.C. Mr. Howe, a director of Alexion, is the Vice President and a minority stockholder of this investment firm. As such, he shares investment and voting power over the shares beneficially owned by Collinson Howe Venture Partners, Inc.

(5) Shares Beneficially Owned Prior to Offering include 2,366 shares of common stock that may be acquired on the exercise of options that are exercisable within 60 days of February 1, 1999, and exclude 3,334 shares of common stock obtainable through the exercise of options which are not exercisable within 60 days of February 1, 1999.

(6) Shares Beneficially Owned Prior to Offering include 5,766 shares of common stock that may be acquired on the exercise of options that are exercisable within 60 days of February 1, 1999, and exclude 5,034 shares obtainable through the exercise of options which are not exercisable within 60 days of February 1, 1999.

(7) Shares Beneficially Owned Prior to Offering include 14,966 shares of common stock which may be acquired upon the exercise of options within 60 days of February 1, 1999, and exclude 3,334 shares obtainable through the exercise of options which are not exercisable within 60 days of February 1, 1999.

(8) Shares Beneficially Owned Prior to Offering include 25,766 shares of common stock which may be acquired upon the exercise of options within 60 days of February 1, 1999, and include 484,977 shares owned by Oak Investment V Partners and 10,907 shares owned by Oak Investment V Affiliates, two affiliated limited partnerships, exclude 5,034 shares obtainable through the exercise of options which are not exercisable within 60 days of February 1, 1999. Ms. More is a General Partner of these limited partnerships.

     We may supplement this prospectus from time to time to include certain information concerning the security ownership of the selling stockholders and the position, office or other material relationship which a selling stockholder has had within the past three years with us or any of our affiliates; provided, however, that certain unnamed non-affiliates, each of whom may sell up to the lesser of 1,000 shares or one percent of the shares covered by this prospectus, may use this prospectus for reoffers and resales.


                              PLAN OF DISTRIBUTION

     We are registering the shares covered by this prospectus on behalf of the selling stockholders. All costs, expenses and fees in connection with the registration of these shares will be paid by us. Brokerage commissions, if any, attributable to the sale of these shares will be paid by the selling stockholders or their donees or pledgees.

     Sales of these shares may be effected from time to time in transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated or other prices. The selling stockholders may also sell these shares pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, or may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. Pursuant to this prospectus, the selling stockholders may also donate a certain DE MINIMUS number (as allowed by the Securities and Exchange Commission) of their shares of common stock, and such shares could be resold pursuant to rules set forth by the Commission. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The selling stockholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from each selling stockholder and/or the purchasers of the shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

     Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the shares, the selling stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act. Such regulation would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of the distribution until his, her or its participation in that distribution is completed. In addition, Regulation M prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

                                  LEGAL MATTERS

     Legal matters relating to the common stock have been passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

                                     EXPERTS

         Our audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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     NO PERSON (INCLUDING ANY SALESMAN OR BROKER) IS AUTHORIZED TO PROVIDE ORAL
OR WRITTEN INFORMATION ABOUT THIS OFFERING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE INDICATED BELOW.

                    -------------
                  TABLE OF CONTENTS

                                                       Page
                                                       ----
Where You Can Find More Information .................... 2

Cautionary Statement Regarding
Forward-Looking Statements.............................. 3

Prospectus Summary...................................... 4

Risk Factors............................................10

Use of Proceeds.........................................18

Selling Stockholders....................................19

Plan of Distribution....................................20

Legal Matters ..........................................21

Experts.................................................21

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-------------------------------------------------------------------------------
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                                 200,000 Shares



                         ALEXION PHARMACEUTICALS, INC.



                                  COMMON STOCK




                                   PROSPECTUS




                               FEBRUARY 8, 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     The information in the following documents which we have filed with the Commission (File No. 0- 27756) pursuant to the Exchange Act is incorporated by reference in this Registration Statement:

     (i)   Our Annual Report on Form 10-K for the fiscal year ended July 31,
           1998;

     (ii) Our Quarterly Report on Form 10-Q for the quarter ended October 31, 1998;

     (iii) Our Current Reports on Form 8-K, filed on October 9, 1998, December 31, 1998 and January 29, 1999; and

     (iv)  Our Registration Statement on Form 8-A, dated February 12, 1996.

All documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the termination of this offering is incorporated by reference into this Registration Statement and will be a part of this Registration Statement from the date of the filing of those documents or reports. The information relating to us in this Registration Statement should be read together with the information in the documents incorporated by reference.

     Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Statements contained in this Registration Statement may modify or replace statements contained in the documents incorporated by reference.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. Our Certificate of Incorporation provides that we shall, to the fullest extent permitted by Section 145, indemnify any and all persons whom it shall have power to indemnify under said Section. In addition, we have entered into indemnity agreements with our directors and officers providing for the maximum indemnification allowed by
Section 145.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.   EXHIBITS.


     Exhibit
        No.       Description
     -------      -----------
     4.1          Alexion Pharmaceuticals, Inc. 1992 Stock Option Plan For
                  Outside Directors

     4.2          Form of Option Agreement

     5            Opinion of Fulbright & Jaworski L.L.P.

     23.1         Consent of Arthur Andersen LLP

     23.2         Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5)

     24           Power of Attorney (included on signature page)

ITEM 9.   UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut on February 8, 1999.


                                    ALEXION PHARMACEUTICALS, INC.

                                    By: /s/ Leonard Bell
                                        ------------------------
                                        Leonard Bell, M.D.
                                        President, Chief Executive Officer,
                                        Secretary and Treasurer


                               -----------------


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints LEONARD BELL, M.D. and DAVID W. KEISER, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ LEONARD BELL               President, Chief Executive Officer,       February 8, 1999
----------------------------   Secretary, Treasurer and Director
Leonard Bell, M.D.             (principal executive officer)

/s/ DAVID W. KEISER            Executive Vice President and              February 8, 1999
----------------------------   Chief Operating Officer
David W. Keiser                (principal financial officer)

/s/ BARRY P. LUKE              Vice President of Finance                 February 8, 1999
----------------------------   and Administration
Barry P. Luke                  (principal accounting officer)

/s/ JOHN H. FRIED              Chairman of the Board of                  February 8, 1999
----------------------------   Directors
John H. Fried, Ph.D.

/s/ TIMOTHY F. HOWE            Director                                  February 8, 1999
----------------------------
Timothy F. Howe

/s/ MAX LINK                   Director                                  February 8, 1999
----------------------------
Max Link, Ph.D.

/s/ JOSEPH A. MADRI            Director                                  February 8, 1999
----------------------------
Joseph A. Madri, Ph.D., M.D.

/s/ LEONARD MARKS              Director                                  February 8, 1999
----------------------------
Leonard Marks, Jr., Ph.D.

/S/ EILEEN M. MORE             Director                                  February 8, 1999
----------------------------
Eileen M. More

                                INDEX TO EXHIBITS


Exhibit
  No.          Description
-------        -----------
4.1            Alexion Pharmaceuticals, Inc. 1992 Stock Option Plan For Outside
               Directors

4.2            Form of Option Agreement

5              Opinion of Fulbright & Jaworski L.L.P.

23.1           Consent of Arthur Andersen LLP

23.2           Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5)

24             Power of Attorney (included on signature page)
